                                                                 EXHIBIT (K)(1)

                                  REGISTRAR,

                     TRANSFER AGENCY AND SERVICE AGREEMENT

                                    between

                  PROSPECT STREET HIGH INCOME PORTFOLIO INC.

                                      and

                      STATE STREET BANK AND TRUST COMPANY

                                TABLE OF CONTENTS
                                -----------------

                                                                          Page
                                                                          ----
Article 1    Terms of Appointment; Duties of the Bank ..................   1
Article 2    Fees and Expenses .........................................   4
Article 3    Representations and Warranties of the Bank ................   4
Article 4    Representations and Warranties of the Fund ................   5
Article 5    Data Access and Proprietary Information ...................   6
Article 6    Indemnification ...........................................   8
Article 7    Standard of Care ..........................................  ll
Article 8    Covenants of the Fund and the Bank ........................  ll
Article 9    Termination of Agreement ..................................  12
Article 10   Assignment ................................................  13
Article 11   Amendment .................................................  13
Article 12   Massachusetts Law to Apply ................................  13
Article 13   Force Majeure .............................................  14
Article 14   Consequential Damages .....................................  14
Article 15   Merger of Agreement .......................................  14

                REGISTRAR, TRANSFER AGENCY AND SERVICE AGREEMENT

          AGREEMENT made as of the 6th day of June, 1994, by and between PROSPECT STREET HIGH INCOME PORTFOLIO INC., a Maryland corporation, having its principal office and place of business at Exchange Place, 37th Floor, Boston, Massachusetts 02109 (the "Fund"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Bank").

          WHEREAS, the Fund desires to appoint the Bank as its registrar, transfer agent, dividend disbursing agent, custodian of certain retirement plans and agent in connection with certain other activities and the Bank desires to accept such appointment;

          NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows

Article 1 Terms of Appointment: Duties of the Bank

          1.01 Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints the Bank to act as, and the Bank agrees to act as registrar, transfer agent for the Fund's authorized and issued shares of its common stock ("Shares"), dividend disbursing agent, custodian of certain retirement plans and agent in connection with any dividend reinvestment plan as set out in the prospectus of the Fund, corresponding to the date of this Agreement.

          1.02 The Bank agrees that it will perform the following services:

          (a) In accordance with procedures established from time to time by agreement between the Fund and the Bank, the Bank shall:

               (i) Issue and record the appropriate number of Shares as authorized and hold such Shares in the appropriate Shareholder account;

               (ii) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate documentation;

               (iii) Execute transactions directly with broker-dealers
                    authorized by the Fund who shall thereby be deemed to be acting on behalf of the Fund;

               (iv) Prepare and transmit payments for dividends and
                    distributions declared by the Fund;

               (v) Act as agent for Shareholders pursuant to the dividend reinvestment and cash purchase plan as amended from time to time in accordance with the terms of the agreement to be entered into between the Shareholders and the Bank in substantially the form attached as Exhibit A hereto;

               (vi) Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Bank of indemnification satisfactory to the Bank and protecting the Bank and the Fund, and the Bank as its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity.

          (b) In addition to and neither in lieu nor in contravention of the services set forth in the above paragraph (a), the Bank shall: (i) perform all of the customary services of a registrar, transfer agent, dividend disbursing agent, custodian of certain retirement plans and agent of the dividend reinvestment and cash purchase plan as described in Article 1 consistent with those requirements in effect as at the date of this Agreement. The detailed definition, frequency, limitations and associated costs (if any) set out in the attached fee schedule, include but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, and mailing Shareholder reports to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all registered Shareholders.

          (c) The Bank shall provide additional services on behalf of the Fund (i.e., escheatment services) which may be agreed upon in writing between the Fund and the Bank.

Article 2 Fees and Expenses

          2.01 For the performance by the Bank pursuant to this Agreement, the Fund agrees to pay the Bank an annual maintenance fee as set out in the initial fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Fund and the Bank.

          2.02 In addition to the fee paid under Section 2.01 above, the Fund agrees to reimburse the Bank for out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Bank for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by the Bank at the request or with the consent of the Fund, will be reimbursed by the Fund.

          2.03 The Fund agrees to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice. Postage and the cost of materials for mailing of dividends, proxies, Fund reports and other mailings to all Shareholder accounts shall be advanced to the Bank by the Fund at least seven (7) days prior to the mailing date of such materials.

Article 3 Representations and Warranties of the Bank

          The Bank represents and warrants to the Fund that:

          3.01 It is a trust company duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

          3.02 It is duly qualified to carry on its business in the Commonwealth of Massachusetts.

          3.03 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

          3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

          3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Article 4 Representations and Warranties of the Fund

          The Fund represents and warrants to the Bank that:

          4.01 It is a corporation duly organized and existing and in good standing under the laws of .

          4.02 It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

          4.03 All corporate proceedings required by said Articles of Incorporation and By-Laws have been taken to authorize it to enter into and perform this Agreement.

          4.04 It is a closed-end, diversified investment company registered under the Investment Company Act of 1940, as amended.

          4.05 To the extent required by federal securities laws a registration statement under the Securities Act of 1933, as amended is currently effective and appropriate state securities law filings have been made with respect to all Shares of the Fund being offered for sale; information to the contrary will result in immediate notification to the Bank.

          4.06 It shall make all required filings under federal and state securities laws.

Article 5 Data Access and Proprietary Information

          5.01 The Fund acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Bank as part of the Fund's ability to access certain Fund-related data ("Customer Data") maintained by the Bank on data bases under the control and ownership of the Bank or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Bank or other third party. In no event shall Proprietary Information be deemed Customer Data. The Fund agrees to treat all Proprietary Information as proprietary to the Bank and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its employees and agents:

          (a) to access Customer Data solely from locations as may be designated in writing by the Bank and solely in accordance with the Bank's applicable user documentation;

          (b) to refrain from copying or duplicating in any way the Proprietary Information;

          (c) to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Bank's instructions;

          (d) to refrain from causing or allowing third-party data acquired hereunder from being retransmitted to any other computer facility or other location, except with the prior written consent of the Bank;

          (e) that the Fund shall have access only to those authorized transactions agreed upon by the parties;

          (f) to honor all reasonable written requests made by the Bank to protect at the Bank's expense the rights of the Bank in Proprietary Information at common law, under federal copyright law and under other federal or state law.

          Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Article 5. The obligations of this Article shall survive any earlier termination of this Agreement.

          5.02 If the Fund notifies the Bank that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Bank shall endeavor in a timely manner to correct such failure. Organizations from which the Bank may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Bank arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE BANK EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

          5.03 If the transactions available to the Fund include the ability to originate electronic instructions to the Bank in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information (such transactions constituting a "COEFI"), then in such event the Bank shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Bank from time to time.

Article 6 Indemnification

          6.01 The Bank shall not be responsible for, and the Fund shall indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

          (a) All actions of the Bank or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

          (b) The Fund's lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Fund hereunder.

          (c) The reliance on or use by the Bank or its agents or subcontractors of information, records, documents or services which (i) are received by the Bank or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any previous transfer agent or registrar.

          (d) The reliance on, or the carrying out by the Bank or its agents or subcontractors of any instructions or requests of the Fund.

          (e) The offer or sale of Shares by the Fund in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state which provide that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

          6.02 At any time the Bank may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any reasonable action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank or its agents or subcontractors by telephone, in person, machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. The Bank, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

          6.04 In order that the indemnification provisions contained in this
Article 6 shall apply, upon the assertion of a claim for which the Fund may be required to indemnify the Bank, the Bank shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all developments concerning such claim. The Fund shall have the option to participate with the Bank in the defense of such claim or to defend against said claim in its own name or in the name of the Bank. The Bank shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify the Bank except with the Fund's prior written consent.

Article 7 Standard of Care

          7.01 The Bank shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct of that of its employees or agents.

Article 8 Covenants of the Fund and the Bank

          8.01 The Fund shall promptly furnish to the Bank the following:

          (a) A certified copy of the resolution of the Board of Directors of the Fund authorizing the appointment of the Bank and the execution and delivery of this Agreement.

          (b) A copy of the Articles of Incorporation and By-Laws of the Fund and all amendments thereto.

          8.02 The Bank hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

          8.03 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

          8.04 The Bank and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

          8.05 In cases of any requests or demands for the inspection of the Shareholder records of the Fund, the Bank will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

Article 9 Termination of Agreement

          9.01 This Agreement may be terminated by either party upon sixty (60) days written notice to the other.

          9.02 Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund. Additionally, the Bank reserves the right to charge for any other reasonable and necessary out-of-pocket expenses associated with such termination.

Article 10 Assignment

          10.01 Except as provided in Section 10.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

          10.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

          10.03 The Bank may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS") which is duly registered as a transfer agent pursuant to Section 17A(c)(l) of the Securities Exchange Act of 1934, as amended ("Section 17A(c)(l)"), (ii) a BFDS subsidiary duly registered as a transfer agent pursuant to Section 17A(c)(l) or (iii) a BFDS affiliate; provided, however, that the Bank shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

Article 11 Amendment

           11.01 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Directors of the Fund.

Article 12 Massachusetts Law to Apply

           12.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

Article 13 Force Majeure

           13.01 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

Article 14 Consequential Damages

           14.01 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

Article 15 Merger of Agreement

           15.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                   PROSPECT STREET HIGH INCOME PORTFOLIO INC.


                                   BY: /s/ John A. Frabotta
                                       ------------------------
ATTEST:



/s/ Karen J. Thelen
-----------------------


                                   STATE STREET BANK AND TRUST COMPANY

                                   BY: /s/ Daniel Lynde
                                       ------------------------
                                       Executive Vice President
ATTEST:


/s/ D. Hufnagle
-----------------------

                        STATE STREET BANK & TRUST COMPANY
                          FUND SERVICE RESPONSIBILITIES

Service Performed                                      Responsibility
-----------------                                      --------------
                                                     Bank            Fund
                                                     ----            ----

1.   Receives orders for the purchase of               X
     Shares.

2.   Issue Shares and hold Shares in                   X
     Shareholders accounts.

3.   Receive redemption requests.                      X

4.   Effect transactions 1-3 above                     X
     directly with broker-dealers.

5.   Pay over monies to redeeming                      X
     Shareholders.

6.   Effect transfers of Shares.                       X

7.   Prepare and transmit dividends and                X
     distributions.

8.   Issue Replacement Certificates.                   X

9.   Reporting of abandoned property.                  X

10.  Maintain records of account.                      X

11.  Maintain and keep a current and                   X
     accurate control book for each
     issue of securities.

12.  Mail proxies.                                     X

13.  Mail Shareholder reports.                         X

14.  Mail prospectuses to current                      X
     Shareholders.

15.  Withhold taxes on U.S. resident and               X
     non-resident alien accounts.

16.  Prepare and file U.S. Treasury                    X
     Department forms.

17.  Prepare and mail account and                      X
     confirmation statements for
     Shareholders.

18.  Provide Shareholder account                       X
     information.

19.  Blue sky reporting.                               X

* Such services are more fully described in Article 1.02 (a), (b) and (c) of the Agreement.

                                    PROSPECT STREET HIGH INCOME PORTFOLIO INC.

                                    BY:
                                       ---------------------------

ATTEST:

-------------------------

                                    STATE STREET BANK AND TRUST COMPANY

                                    BY:
                                       ---------------------------
                                         Executive Vice President

ATTEST:

-------------------------

                                                                     EXHIBIT (A)

                             PROSPECT STREET(R) HIGH
                              INCOME PORTFOLIO INC.

                           DIVIDEND REINVESTMENT PLAN

                                     [LOGO]
                                      WALL
                                 PROSPECT STREET

                               PROSPECT STREET(R)
                           HIGH INCOME PORTFOLIO INC.

Dear Shareholder:

We have prepared this brochure in response to the questions we have received concerning the Dividend Reinvestment Plan. This Plan is automatically available to all shareholders of the Fund and provides a convenient way to accumulate additional shares by reinvesting distributions paid on your shares.

State Street Bank and Trust Company acts as agent under the Plan.

We hope this brochure will be helpful in answering questions you may have about the Dividend Reinvestment Plan.

Sincerely,

/s/ Richard E. Omohundro, Jr.

Richard E Omohundro, Jr.
President

HOW DOES THE DIVIDEND REINVESTMENT PLAN WORK?

The Dividend Reinvestment Plan (the "Plan") offers shareholders of Prospect Street(R) High Income Portfolio Inc. (the "Fund") a convenient way to acquire additional shares of the Fund's common stock by automatic reinvestment.

When a distribution is declared, nonparticipants in the Plan will receive cash. Participants in the Plan will receive the equivalent in shares of common stock of the Fund valued as described below:

         1. If on the record date for the distribution, the market price is equal to or exceeds the net asset value at the time shares are valued for the purpose of determining the number of shares equivalent to the cash dividend or capital gains distribution, participants will be issued shares of common stock at the net asset value most recently determined, but in no event less than 95% of the market price.

         2. If on the record date for the distribution, the net asset value of the common stock exceeds the market price of the common stock, or if the Fund should declare a dividend or capital gains distribution payable only in cash, State Street Bank and Trust company (the "Bank") will buy common stock in the open market, on the New York Stock Exchange or elsewhere, for the participants' accounts. If, before the Bank has completed its purchases, the market price exceeds the net asset value of the common stock, the average per share purchase price paid by the Bank may exceed the net asset value of the common stock, resulting in the acquisition of fewer shares than if the dividend or capital gains distribution had been paid in common stock issued by the Fund.

As a registered shareholder in the Plan, the entire amount of your distribution will be reinvested. For any balance that is insufficient to purchase a whole share, the Bank will credit your account with fractional shares. The fractional share position is included in all subsequent distributions, and you have voting rights on all full and fractional shares acquired under the Plan.

There is no charge to participants for reinvesting dividends or capital gains distributions. The Bank's fees for handling the reinvestment of dividends and capital gains distributions will be paid by the Fund. There will be no brokerage charges with respect to shares of common stock issued directly by the Fund as a result of dividends or capital gains distributions payable either in stock or in cash. However, each participant will pay a pro rata share of brokerage commissions incurred with respect to the Bank's open market purchases in connection with the reinvestment of dividends and capital gains distributions.

HOW OFTEN DOES THE FUND DECLARE DISTRIBUTIONS?

It is the present policy of the Fund, which may be changed by the Board of Directors, to pay dividends on a monthly basis to holders of common stock. Distributions of any short-term capital gains and long-term capital gains will be made annually.

HOW DO SHAREHOLDERS REGISTER FOR THE PLAN?

Each shareholder is automatically considered a participant in the Plan, unless otherwise elected.

If your Fund shares are held in the name of a broker or nominee, you will have distributions reinvested automatically by the broker or nominee in additional shares under the Plan, unless the service is not provided by the broker or nominee, or unless the shareholder elects to receive distributions in cash. If the service is not available, such distributions will be paid in cash. Shareholders whose shares are held in the name of a broker or nominee should contact the broker or nominee for details.

RATHER THAN REINVESTING, CAN I RECEIVE CASH?

Yes. If a shareholder wishes to receive distributions in cash, the shareholder must notify the institution (broker or nominee) in whose name the shares are held. If the shareholder is registered, the Bank will provide all new registered shareholders with a withdrawal card which should be signed and returned to the Bank only if the shareholder wants cash. Alternatively, shareholders may send written notice to the Bank a least 10 days prior to the record date for the distribution to withdraw from the Plan and get cash. All distributions to shareholders who elect not to participate (or whose broker or nominee elects not to participate) in the Plan, will be paid by check mailed directly to the record holder by the Bank, as dividend paying agent.

HOW AM I TAXED ON REINVESTED DISTRIBUTIONS

The automatic reinvestment of dividends and capital gains distributions will not relieve participants of any income tax which may be payable on such dividends or distributions. Participants in the Plan and shareholders who receive cash will each receive Form 1099 concerning the Federal tax status of distributions paid during the year.

HOW DO I WITHDRAW FROM THE PLAN?

A shareholder who terminates his participation may choose of 1) receive a stock certificate for "whole" shares held in his account and a check for the value of any fractional shares in the account, or 2) instruct the Bank to sell all full or fractional shares in the account and receive a check for the proceeds of the sale. There will be a fee of $2.50 for termination of an account. No certificate will be issued for fractional shares. Participants who elect to have shares sold will receive the proceeds from the sale, less any brokerage commission related to the sale.

If a participant disposes of the shares registered in his name on the books of the Fund, the Bank may continue to reinvest the distributions on shares in the Plan Account until otherwise notified in writing.

ADDITIONAL INFORMATION

The Bank maintains all shareholder accounts in the Plan and furnishes written confirmations of all transactions in such accounts, including information needed by shareholders for personal and tax records.

Common Stock in the account of each Plan participant will be held by the Bank in non-certificated form in the name of the participant, and each shareholder's proxy will include those shares purchased pursuant to the Plan.

The price at which the Bank shall be deemed to have acquired shares in the open market for the participants' accounts shall be the average price (including brokerage commissions) of all shares purchased by it for all participants in the Plan. The average price per share may, due to market fluctuations, be greater than the net asset value per share. Under certain circumstances, the rules and regulations of the Securities and Exchange Commission may require limitation or temporary suspension of market purchases of shares under the Plan. The Bank will not be accountable for its inability to make purchases during such a period.

Experience under the Plan may indicate that changes are desirable. The Plan may be amended or terminated by the Fund and/or the Bank on at least 90 days written notice to participants in the Plan.

QUESTIONS AND CORRESPONDENCE CONCERNING THE PLAN SHOULD BE DIRECTED TO:

STATE STREET BANK AND TRUST COMPANY
P.O. BOX 8209
TWO HERITAGE DRIVE, 4TH FLOOR
NORTH QUINCY, MA 02171
(800) 426-5523

                            *AUTHORIZATION FOR CASH

           PLEASE TERMINATE MY REINVESTMENT PLAN AND . . .(CHECK ONE)

| | Issue a certificate for all full shares and sell any fractional shares remaining in my reinvestment account.

| | Sell all shares currently being held in my reinvestment account, and remit a check for the proceeds.
 _                                                                 _
| DO NOT MAIL IF YOU WISH TO RECEIVE BOTH YOUR DIVIDEND AND CAPITAL |
|_GAINS DISTRIBUTIONS IN ADDITIONAL SHARES.                        _|

                                     PRINT
                                     NAME(S) __________________________________
                                     __________________________________________
                                     DATE _____________________________________

                                     TAX
                                     IDENTIFICATION
                                     NUMBER ___________________________________

                                     SIGNATURE(S)______________________________
                                     __________________________________________

*NOTIFICATION MUST BE RECEIVED BY THE PLAN AGENT AT LEAST
10 BUSINESS DAYS PRIOR TO THE RECORD DATE FOR A DISTRIBUTION.

                                                                           PLACE
                                                                           STAMP
                                                                            HERE

STATE STREET BANK AND TRUST COMPANY
c/o PROSPECT STREET HIGH INCOME PORTFOLIO INC.
P.O. BOX 8209
BOSTON, MA 02266-8200